As filed with the Securities and Exchange Commission on March 23, 2026	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aardvark Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-1606367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4370 La Jolla Village Drive, Suite 1050

San Diego, CA 92122

(Address of Principal Executive Offices) (Zip Code)

Aardvark Therapeutics, Inc. 2025 Equity Incentive Plan

Aardvark Therapeutics, Inc. 2025 Employee Stock Purchase Plan

(Full title of the plans)

Tien-Li Lee, M.D.

Chief Executive Officer

Aardvark Therapeutics, Inc.

4370 La Jolla Village Drive, Suite 1050

San Diego, CA 92122

(858) 225-7696

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin Samantha H. Eldredge
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304 (650) 320-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

REGISTRATION OF ADDITIONAL SECURITIES

Aardvark Therapeutics, Inc. (the “Registrant”) has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 1,090,767 additional shares of common stock, $0.00001 par value per share (“Common Stock”), of the Registrant issuable pursuant to the Aardvark Therapeutics, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) and (ii) 218,153 additional shares of Common Stock issuable pursuant to the Aardvark Therapeutics, Inc. 2025 Employee Stock Purchase Plan (the “2025 ESPP”). The Registrant’s stockholders have previously approved the 2025 Plan and the 2025 ESPP, including the shares of Common Stock available for issuance pursuant thereto.

Pursuant to the Registration Statement on Form S-8 (File No. 333-284915) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on February 13, 2025 (the “Prior Registration Statement”), the Registrant previously registered an aggregate of 2,150,000 shares of Common Stock under the 2025 Plan and 215,000 shares of Common Stock under the 2025 ESPP.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 23, 2026;
(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 12, 2026, February 10, 2026, February 12, 2026 and February 27, 2026; and
(c)

The description of the Registrant’s common stock set forth in the Registration Statement on Form 8-A (File No. 001-42513) filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on February 10, 2025, including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s securities included as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Aardvark Therapeutics, Inc.

4370 La Jolla Village Drive, Suite 1050

San Diego, CA 92122

(858) 225-7696

Attn: Chief Executive Officer

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit the liability of the Registrant’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors and officers will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for the following:

•
any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
with respect to directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;
•
with respect to officers, derivative claims brought on behalf of the Registrant; or
•
any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the greatest extent permitted by the DGCL.

The Registrant’s amended and restated certificate of incorporation also provides that the Registrant will indemnify, to the fullest extent permitted by law, each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, incorporator, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. In addition, the Registrant’s amended and restated certificate of incorporation provides that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, the Registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that the Registrant enters into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. Except as may be disclosed in this Registration Statement or the reports or documents incorporated by reference herein, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant’s amended and restated bylaws provide that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnity such person against such expense, liability or loss under the DGCL. The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

3.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-42513), filed on February 14, 2025).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 of Amendment No. 1 of our Registration Statement on Form S-1/A (File No. 333-284440), filed on February 6, 2025).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 of our Registration Statement on Form S-1/A (File No. 333-284440), filed on February 6, 2025).

5.1*	Opinion of Paul Hastings LLP.

10.1	2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form S-8 (File No. 333-284915), filed on February 13, 2025).

10.2

2025 Equity Incentive Plan Form of Stock Option Agreement (incorporated by reference to Exhibit 10.3 of Amendment No. 1 of our Registration Statement on Form S-1/A (File No. 333-284440), filed on February 6, 2025).

10.3

2025 Equity Incentive Plan Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 of Amendment No. 1 of our Registration Statement on Form S-1/A (File No. 333-284440), filed on February 6, 2025).

10.4	2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form S-8 (File No. 333-284915), filed on February 13, 2025).

23.1*	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm.

23.2*	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1*	Power of Attorney is contained on the signature page.

107*	Filing Fee Table.

* Filed herewith.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee bonus plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on March 23, 2026.

AARDVARK THERAPEUTICS, INC.

By:	/s/ Tien-Li Lee, M.D.
Name:	Tien-Li Lee, M.D.
Title:	Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Tien-Li Lee, M.D. and Nelson Sun, and each or any one of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Tien-Li Lee, M.D.	Chief Executive Officer and Director	March 23, 2026
Tien-Li Lee, M.D.	(Principal Executive Officer)

/s/ Nelson Sun	Chief Financial Officer and Chief Operating Officer	March 23, 2026
Nelson Sun	(Principal Financial and Accounting Officer)

/s/ Jeffrey Chi, Ph.D.	Director	March 23, 2026
Jeffrey Chi, Ph.D.

/s/ Roy D. Baynes, M.D., Ph.D.	Director	March 23, 2026
Roy D. Baynes, M.D., Ph.D.

/s/ Susan E. Graf	Director	March 23, 2026
Susan E. Graf

/s/ Victor Tong, Jr.	Director	March 23, 2026
Victor Tong, Jr.